At a special meeting of shareholders of MFS Global Telecommunications Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. To elect a Board of Trustees:
                                Number of Shares

                                                                    Withholding
Nominee                      Affirmative                              Authority

Jeffrey L. Shames          14,113,518.780                            382,951.633
John W. Ballen             14,113,636.440                            382,833.973
Lawrence H. Cohn           14,111,500.111                            384,970.302
J. David Gibbons           14,110,170.435                            386,299.978
William R.Gutow            14,113,401.121                            383,069.292
J. Atwood Ives             14,113,636.440                            382,833.973
Abby M. O'Neill            14,112,018.171                            384,452.242
Lawrence T. Perera         14,113,636.440                            382,833.973
William J. Poorvu          14,113,636.440                            382,833.973
Arnold D. Scott            14,113,636.440                            382,833.973
J. Dale Sherratt           14,113,636.440                            382,833.973
Elaine R. Smith            14,114,942.335                            381,528.078
Ward Smith                 14,112,102.568                            384,367.845

Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

Affirmative                  10,063,456.351
Against                         319,985.106
Abstain                         497,653.956
Broker Non-votes              3,615,375.000

Item 3. To amend, remove or add certain fundamental investment policies.

Number of Shares

Affirmative                    10,014,164.852
Against                           349,240.159
Abstain                           517,690.402
Broker Non-votes                3,615,375.000

Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

Affirmative                      13,782,546.347
Against                             244,322.127
Abstain                             469,601.939

Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending February 28, 2002.

Number of Shares

For                                14,020,144.197
Against                               125,930.703
Abstain                               350,395.513